Exhibit 2.1

PLAN OF CONVERSION

OF

FEDERAL LIFE MUTUAL HOLDING COMPANY

Under Section 59.1 of the

Illinois Insurance Code, 215 ILCS 5/59.1

As Approved on March 8, 2018

by the Board of Directors

i

ii

iii

PLAN OF CONVERSION

OF

FEDERAL LIFE MUTUAL HOLDING COMPANY

Under Section 59.1 of the

Illinois Insurance Code, 215 ILCS 5/59.1

This Plan of Conversion provides for the conversion of Federal Life Mutual Holding Company, a mutual holding company organized under the laws of Illinois (such entity, both before and after the Conversion, being referred to as “FLMHC”), from a mutual holding company into a stock company (the “Conversion”) and the issuance by FLMHC of newly-issued shares of common stock of FLMHC to Federal Life Group, Inc., a Pennsylvania corporation (“HoldCo”), as authorized by Section 59.1 of the Illinois Insurance Code, 215 ILCS 5/59.1 (the “Conversion Act”). In the Conversion, all Eligible Members will receive subscription rights to purchase shares of common stock of HoldCo, in exchange for the extinguishment of their Membership Interests in FLMHC. As required by Section 59.1(2) of the Illinois Insurance Code, this Plan of Conversion was originally approved and adopted by at least two-thirds of the members of the Board of Directors (the “Board”) of FLMHC, at a meeting duly called and held on March 8, 2018 (the “Adoption Date”). Capitalized terms used herein without definition have the meaning set forth in Article 2 hereof.

ARTICLE 1

REASONS FOR THE CONVERSION

The principal purpose of the Conversion is to convert FLMHC from a mutual insurance holding company into a stock holding company in order to enhance its strategic and financial flexibility and to provide the Eligible Members with the right to acquire an equity interest in HoldCo. The Board believes that the Conversion is in the best interest of FLMHC because the additional capital resulting from the Conversion should: (i) support further organic growth in life insurance premiums written and annuity deposits; (ii) provide the capital necessary to permit increased sales of life insurance and annuities by Federal Life; and (iii) enable HoldCo to attract institutional investors and engage in strategic transactions advantageous to HoldCo and its subsidiaries. The Board further believes that the transaction is fair and equitable, is consistent with the purpose and intent of Section 59.1 and will not prejudice the interests of the Members.

In its present structure as a mutual holding company, FLMHC can increase the statutory capital of Federal Life only through earnings generated by the businesses of Federal Life and its subsidiaries, the issuance of surplus notes by Federal Life, or the sale of a minority interest in Federal Life with or without the granting of subscription rights. Reliance on earnings to provide a long-term source of permanent capital, however, limits Federal Life’s ability to develop new business, issue new insurance and annuity products, and provide greater stability and protection for its policyholders. Surplus notes do not provide permanent capital and must be repaid out of the company’s earnings. The sale of a minority interest in Federal Life is unlikely to provide a meaningful amount of capital, especially in relation to the costs incurred to raise this capital.

ARTICLE 2

DEFINITIONS

2.01  Certain Terms. As used in this Plan of Conversion, the following terms have the meanings set forth below:

“Adoption Date” has the meaning specified in the preamble.

“Affiliate” means a Person who, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the Person specified or who is acting in concert with the Person specified.

“Amended and Restated Articles of Incorporation” has the meaning specified in Section 14.01(a).

“Amended and Restated Bylaws” has the meaning specified in Section 15.04(a).

“Application” has the meaning specified in Section 4.01.

“Appraised Value” means the estimated pro forma market value of FLMHC, as determined by RP Financial, LC.

“Board” has the meaning specified in the preamble.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock of HoldCo, par value $0.01 per share.

“Community Offering” means the offering for sale by HoldCo of any shares of Common Stock not subscribed for in the Subscription Offering as set forth in Article 8 hereof, and includes any Public Offering. HoldCo may retain the assistance of a broker-dealer or syndicate of broker-dealers to assist it in connection with the sale of Common Stock in the Community Offering.

“Conversion” has the meaning specified in the preamble.

“Decision and Order” means the final and effective decision and order issued by the Director and evidencing the Director’s approval of the Application and of this Plan of Conversion.

“Department” means the Illinois Department of Insurance.

“Director” means the Director of the Illinois Department of Insurance.

“Effective Date Filing” has the meaning specified in Section 15.04.

“Effective Time” means 12:01 a.m., Illinois time, on the Plan Effective Date. This is the time that this Plan of Conversion is deemed to be effective.

“Eligible Member” means a Member on the Adoption Date; provided that a person insured under a group policy is not an Eligible Member unless all of the conditions in 215 ILCS 5/59.1(1)(a)(i)-(iv) are satisfied.

“Eligible Policy” means any Policy that is In Force on the Adoption Date.

“Employee” means any natural person who is a full or part-time employee of Federal Life.

“Federal Life” means Federal Life Insurance Company, an Illinois chartered stock insurance company.

“Federal Life Records” means the books, records and accounts of Federal Life.

“FLMHC Shares” means the duly authorized shares of common stock of FLMHC to be issued to HoldCo on the Plan Effective Date in accordance with this Plan of Conversion.

“Gross Proceeds” means the product of (x) the Purchase Price and (y) the number of shares for which subscriptions and orders are received in the Offering and accepted by HoldCo.

“HoldCo” means Federal Life Group, Inc., a Pennsylvania corporation that will become the sole stockholder of FLMHC, and which will issue shares of Common Stock in the Offering.

“Illinois Insurance Code” means 215 ILCS 5.

“In Force” has the meaning specified in Section 16.03(a).

“Insider” means any Officer or director of Federal Life.

“Maximum of the Valuation of Range” has the meaning specified in Section 5.01.

“Member” means a person who, according to the Federal Life Records and pursuant to its bylaws and in accordance with Article 16 hereof, is deemed to be a holder of a Membership Interest in FLMHC.

“Membership Interests” means, with respect to FLMHC, the interests of Members arising under Illinois law and the articles of incorporation and bylaws of FLMHC prior to the Conversion, including the right to vote and the right to participate in any distribution of surplus in the event that FLMHC is liquidated.

“Minimum of the Valuation of Range” has the meaning specified in Section 5.01.

“Notice of Special Meeting” has the meaning specified in Section 14.02(a).

“Offering” means the offering of shares of Common Stock pursuant to this Plan in the Subscription Offering and the Community Offering or any Public Offering.

“Officer” means the people elected to serve as an officer by the Board of Directors of Federal Life, FLMHC, or HoldCo.

“Order Form” means the form provided on behalf of HoldCo by which Common Stock may be ordered in the Offering.

“Owner” means, with respect to any Policy, the Person or Persons specified or determined pursuant to the provisions of Section 16.02.

“Participant” means a Person to whom Common Stock is offered in the Subscription Offering.

“Person” means an individual, partnership, firm, association, corporation, joint-stock company, limited liability company, trust, government or governmental agency, state or political subdivision of a state, public or private corporation, board, association, estate, trustee, or fiduciary, or any similar entity.

“Plan Effective Date” has the meaning specified in Section 15.05(a).

“Plan of Conversion” means this Plan of Conversion, as it may be amended from time to time in accordance with Section 19.06 or corrected in accordance with Section 19.07. Any reference to the term “Plan of Conversion” shall be deemed to incorporate by reference all of the Exhibits thereto.

“Policy” or “Policies” has the meaning specified in Section 16.01(a).

“Prospectus” means the one or more documents to be used in offering the Common Stock in the Offering and for providing information to Persons in connection with the Offering.

“Public Offering” means an underwritten firm commitment or best efforts offering to the public through one or more underwriters or registered broker-dealers

“Purchase Price” has the meaning specified in Section 5.02.

“Registration Statement” means the registration statement filed or to be filed with the SEC by HoldCo under the Securities Act with respect to the offer and sale of shares of HoldCo common stock in the Offering.

“RP Financial” means RP Financial, LC.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Special Meeting” has the meaning specified in Section 14.01.

“Standby Purchaser” means one or more Persons that enter into a Stock Purchase Agreement to purchase stock in the Offering in an amount in excess of five percent (5%) of the number of shares issued in the Offering.

“Strategic Investors” means the Persons (which shall not exceed four (4) in number) identified in a resolution adopted by the Board and granted preference by HoldCo and FLMHC in the Community Offering.

“Stock Compensation Plan” means any executive stock incentive plan that may be established by HoldCo and under which stock options, shares of restricted stock, or restricted stock units may be granted to directors and employees of HoldCo or any of its subsidiaries.

“Stock Purchase Agreement” means any Stock Purchase Agreement entered into between HoldCo and a Standby Purchaser.

“Subscription Offering” means the offering of the Common Stock that is described in Section 7.01 hereof.

“Subscription Rights” means nontransferable rights to subscribe for Common Stock in the Subscription Offering granted to Participants as described in Section 7.01 hereof.

“Valuation Range” means the range of the estimated pro forma market value of FLMHC as converted to a stock insurance holding company as determined by RP Financial in accordance with Section 5.01 hereof.

2.02  Terms Generally. As used in this Plan of Conversion, except to the extent that the context otherwise requires:

(a)  when a reference is made in this Plan of Conversion to an Article, Section or Exhibit, such reference is to an Article or Section of, or an Exhibit to, this Plan of Conversion unless otherwise indicated;

(b)  the words “hereby”, “herein”, “hereof”, “hereunder” and words of similar import refer to this Plan of Conversion as a whole (including any Exhibits hereto) and not merely to the specific section, paragraph or clause in which such word appears;

(c)  whenever the words “include,” “includes,” or “including” (or similar terms) are used in this Plan of Conversion, they are deemed to be followed by the words “without limitation”;

(d)  the definitions contained in this Plan of Conversion are applicable to the singular as well as the plural forms of such terms; and

(e)  whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

ARTICLE 3

ADOPTION BY THE BOARD OF DIRECTORS

3.01  Adoption by the Board. This Plan of Conversion has been approved and adopted by at least two-thirds of the members of the Board at a meeting duly called and held on March 8, 2018. This Plan of Conversion provides for the conversion of FLMHC into a stock insurance holding company in accordance with the requirements of Section 59.1(2) of the Illinois Insurance Code.

ARTICLE 4

APPROVAL BY THE DIRECTOR

4.01  Application for Approval. Following the adoption of this Plan of Conversion by the Board, FLMHC shall file an application (the “Application”) with the Director for approval of this Plan of Conversion in accordance with Section 59.1(3) of the Illinois Insurance Code. The Application shall include true and complete copies of the following documents:

(a)  this Plan of Conversion;

(b)  the independent appraisal of market value of FLMHC provided by RP Financial in accordance with Section 5.01 and required by Section 59.1(6)(f) of the Illinois Insurance Code;

(c)  the form of notice of the Special Meeting, required by Section 59.1(4)(b) of the Illinois Insurance Code;

(d)  the form of information statement and proxy to be solicited from Eligible Members, required by Section 59.1(4)(c)(ii) of the Illinois Insurance Code;

(e)  the form of notice to persons whose Policies are issued after the Adoption Date but before the Plan Effective Date, required by Section 59.1(10)(a) of the Illinois Insurance Code;

(f)  the proposed amended and restated articles of incorporation and amended and restated bylaws of FLMHC; and

(g)  any other information or documentation as the Director may request.

If the Director requires modifications to this Plan of Conversion, the Board shall submit any amended Plan of Conversion to the Director for his review and approval.

4.02  Director Approval. This Plan of Conversion is subject to the approval of the Director.

ARTICLE 5

TOTAL NUMBER OF SHARES AND PURCHASE PRICE OF COMMON STOCK.

The number of shares of Common Stock required to be offered and sold by HoldCo in the Offering will be determined as follows:

5.01  Independent Appraiser. RP Financial has been retained by FLMHC to determine the Valuation Range. The Valuation Range will consist of a midpoint valuation, a valuation fifteen percent (15%) above the midpoint valuation (the “Maximum of the Valuation Range”) and a valuation fifteen percent (15%) below the midpoint valuation (the “Minimum of the Valuation Range”). The Valuation Range will be based upon the consolidated financial condition and results of operations of FLMHC, the consolidated pro forma book value and earnings per share of FLMHC as converted to a stock company, a comparison of FLMHC with comparable publicly-held insurance companies and insurance holding companies, and such other factors as RP Financial may deem to be relevant, including that value which RP Financial estimates to be necessary to attract a full subscription for the Common Stock. RP Financial will submit to FLMHC the Valuation Range and a related report that describes the data and methodology used to determine the Valuation Range.

5.02  Purchase Price. The Purchase Price for Common Stock in the Offering (the “Purchase Price”) will be $10.00 per share and will be uniform as to all purchasers in the Offering.

5.03  Number of Shares of Common Stock to be Offered. The maximum number of shares of Common Stock to be offered in the Offering shall be equal to the Maximum of the Valuation Range divided by the Purchase Price.

5.04  Number of Shares of Common Stock to be Sold. RP Financial will submit to FLMHC the Appraised Value as of the end of the latest calendar quarter for which financial statements of FLMHC are available prior to the initial filing of a draft Registration Statement with the SEC. If the Gross Proceeds of the Offering do not equal or exceed the Minimum of the Valuation Range, then FLMHC may cancel the Offering and terminate this Plan, establish a new Valuation Range and extend, reopen or hold a new Offering, or take such other action as it deems to be reasonably necessary.

5.05  Results of Offering.

(a)  If the Gross Proceeds of the Offering equal or exceed the Minimum of the Valuation Range, the following steps will be taken:

(i)  Subscription Offering Exceeds Maximum. If the number of shares to which Participants subscribe in the Subscription Offering multiplied by the Purchase Price is greater than the Maximum of the Valuation Range, then HoldCo on the Effective Date shall issue shares of Common Stock to the subscribing Participants; which shares shall be allocated among the subscribing Participants as provided in Section 7.01; provided, however, that the number of shares of Common Stock issued shall not exceed the number of shares of Common Stock offered in the Offering as provided in Section 5.03; and provided further, that no fractional shares of Common Stock shall be issued.

(ii)  Subscription Offering Meets or Exceeds Minimum, but does not Exceed Maximum. If the number of shares of Common Stock subscribed for by Participants in the Subscription Offering multiplied by the Purchase Price is equal to or greater than the Minimum of the Valuation Range, but less than or equal to the Maximum of the Valuation Range, then HoldCo on the Effective Date shall issue shares of Common Stock to the subscribing Participants in an amount sufficient to satisfy the subscriptions of such Participants in full. To the extent that shares of Common Stock remain unsold after the subscriptions of all Participants in the Subscription Offering have been satisfied in full, HoldCo shall have the right in its absolute discretion to accept, in whole or in part, orders received from purchasers in the Community Offering, including without limitation orders from Standby Purchasers pursuant to any Stock Purchase Agreement; provided, however, that the number of shares of Common Stock issued shall not exceed the Maximum of the Valuation Range; and, provided further, that no fractional shares of Common Stock shall be issued.

(iii)  Subscription Offering Does Not Meet Minimum. If the number of shares of Common Stock subscribed for by Participants in the Subscription Offering multiplied by the Purchase Price is less than the Minimum of the Valuation Range, then in such event HoldCo may accept orders received from purchasers in the Community Offering, including without limitation orders from Standby Purchasers pursuant to any Stock Purchase Agreement. If the aggregate number of shares of Common Stock subscribed for in the Subscription Offering together with the orders for shares accepted in the Community Offering multiplied by the Purchase Price is equal to or greater than the Minimum of the Valuation Range, then on the Effective Date HoldCo shall:  (A) issue shares of Common Stock to subscribing Participants in an amount sufficient to satisfy the subscriptions of such Participants in full, and (B) issue to purchasers in the Community Offering whose orders have been accepted such additional number of shares of Common Stock such that the aggregate number of shares of Common Stock to be issued to subscribing Participants and to purchasers in the Community Offering multiplied by the Purchase Price shall be equal to the Minimum of the Valuation Range; provided, however, that no fractional shares of Common Stock shall be issued. HoldCo may in its absolute discretion elect to issue shares of Common Stock to purchasers in the Community Offering in excess of the number determined by reference to clause (B) of the preceding sentence; provided, however, that the number of shares of Common Stock issued shall not exceed the Maximum of the Valuation Range.

(b)  Offering Does Not Meet Minimum. If the aggregate number of shares of Common Stock subscribed for in the Subscription Offering together with the orders for shares accepted in the Community Offering multiplied by the Purchase Price is less than the Minimum of the Valuation Range, then in such event HoldCo and FLMHC may (w) cancel the Offering and terminate this Plan, (x) establish a new Valuation Range, (y) extend, reopen or hold a new Offering, or (z) take such other action as they deem reasonably necessary. If a new Valuation Range is established and the Offering is extended, reopened or continued as part of a new Offering, Persons who previously submitted subscriptions or orders will be required to confirm, revise or cancel their original subscriptions or orders. If original subscriptions or orders are canceled, any related payment will be refunded (without interest).

If, following a reduction in the Valuation Range, the aggregate number of shares of Common Stock for which subscriptions and orders have been accepted in the Offering multiplied by the Purchase Price is equal to or greater than the Minimum of the Valuation Range (as such Valuation Range has been reduced), then HoldCo on the Effective Date shall:  (i) issue shares of Common Stock to Participants in the Subscription Offering in an amount sufficient to satisfy the subscriptions of such subscribers in full, and (ii) issue to purchasers in the Community Offering whose orders have been accepted such additional number of shares of Common Stock such that the aggregate number of shares of Common Stock to be issued multiplied by the Purchase Price shall be at least equal to the Minimum of the Valuation Range (as such Valuation Range has been reduced).

(c)  Allocation of Shares. In determining the allocation of shares of Common Stock to purchasers in the Offering: (i) only those orders and subscriptions accepted by FLMHC and HoldCo shall be counted; (ii) any orders and subscriptions for shares in excess of the limitations on purchases set forth in Article 10 hereof shall be accepted only up to the applicable limitation on purchases set forth in Article 10 hereof; and (iii) any order or subscription for shares of Common Stock shall only be accepted to the extent of the payment of the Purchase Price for such shares actually received prior to the termination of the Offering.

(d)  Participant Eligibility. Notwithstanding anything to the contrary set forth in this Plan, FLMHC and HoldCo shall have the right in their absolute discretion and without liability to any subscriber, purchaser, underwriter, broker-dealer, or any other Person to determine which proposed Persons and which subscriptions and orders in the Offering meet the criteria provided in this Plan for eligibility to purchase Common Stock and the number of shares eligible for purchase by any Person. The determination of these matters by HoldCo and FLMHC shall be final and binding on all parties and all Persons. Except for orders submitted by any Standby Purchaser in accordance with the provisions of a Stock Purchase Agreement, FLMHC and HoldCo shall have absolute and sole discretion to accept or reject, in whole or in part, any offer to purchase that is made or received in the course of the Community Offering, irrespective of a Person’s eligibility under this Plan to participate in the Community Offering.

ARTICLE 6

GENERAL PROCEDURE FOR THE OFFERINGS.

6.01  Commencement of Offerings. As soon as practicable after the registration of the Common Stock under the Securities Act, and after the receipt of all required regulatory approvals, the Common Stock shall be first offered for sale in the Subscription Offering. It is anticipated that any shares of Common Stock remaining unsold after the Subscription Offering will be sold through a Community Offering. The purchase price per share for the Common Stock shall be a uniform price determined in accordance with Section 5.02 hereof.

ARTICLE 7

SUBSCRIPTION OFFERING.

7.01  Allocation of Subscription Rights. Rights to purchase shares of Common Stock at the Purchase Price (the “Subscription Rights”) will be distributed by HoldCo to the Participants in the following priorities:

(a)  Eligible Members (First Priority). Each Eligible Member shall receive, without payment, nontransferable Subscription Rights to purchase up to 50,000 shares of Common Stock in the Subscription Offering; provided, however, that the maximum number of shares that may be purchased by Eligible Members in the aggregate shall be equal to the Maximum of the Valuation Range divided by the Purchase Price.

In the event of an oversubscription for shares of Common Stock pursuant to this Section 7.01(a), available shares shall be allocated among subscribing Eligible Members so as to permit each such Eligible Member, to the extent possible, to purchase a number of shares that will make his or her total allocation equal to the lesser of (i) the number of shares that he or she subscribed for or (ii) 1,000 shares. Any shares of Common Stock remaining after such initial allocation will be allocated among the subscribing Eligible Members whose subscriptions remain unsatisfied in the proportion in which (i) the aggregate number of shares as to which each such Eligible Member’s subscription remains unsatisfied bears to (ii) the aggregate number of shares as to which all such Eligible Members’ subscriptions remain unsatisfied; provided, however, that no fractional shares of Common Stock shall be issued. If, because of the magnitude of the oversubscription, shares of Common Stock cannot be allocated among subscribing Eligible Members so as to permit each such Eligible Member to purchase the lesser of 1,000 shares or the number of shares subscribed for, then shares of Common Stock will be allocated among the subscribing Eligible Members in the proportion in which: (i) the aggregate number of shares subscribed for by each such Eligible Member bears to (ii) the aggregate number of shares subscribed for by all Eligible Members; provided, however, that no fractional shares of Common Stock shall be issued.

(b)  Directors and Officers of FLMHC (Second Priority). Each director and Officer of FLMHC shall receive, without payment, nontransferable Subscription Rights to purchase shares of Common Stock in the Subscription Offering; provided, however, that such Subscription Rights shall be subordinated to the Subscription Rights of the Eligible Members; and provided, further, that such Subscription Rights may be exercised only to the extent that there are shares of Common Stock that could have been purchased by Eligible Members, but which remain unsold after satisfying the subscriptions of all Eligible Members. In the event of an oversubscription among the directors and Officers, the number of shares issued to any one director or Officer shall be equal to the product of (i) the number of shares available for issuance to all directors and Officers, and (ii) a fraction, expressed as a percentage, the numerator of which is the number of shares to which the subscribing director or Officer subscribed and the denominator of which is the total number of shares subscribed by all directors and Officers. The aggregate number of shares purchased by the directors and Officers, whether purchased in the Subscription Offering in their capacity as Eligible Members, in the Community Offering, or otherwise, shall be limited as provided in Section 10.1 hereof.

A director or Officer who subscribes to purchase shares of Common Stock and who also is eligible to purchase shares of Common Stock as an Eligible Member will be deemed to purchase Common Stock first in his or her capacity as an Eligible Member.

(c)  Limitations on Subscription Rights. Subscription rights granted under this Plan will be nontransferable, nonnegotiable personal rights to subscribe for and purchase shares of Common Stock at the Purchase Price. Subscription Rights under this Plan will be granted without payment, but subject to all the terms, conditions and limitations of this Plan. Any Person purchasing Common Stock hereunder will be deemed to represent and affirm to HoldCo and FLMHC that such Person is purchasing for his or her own account and not on behalf of any other Person.

ARTICLE 8

COMMUNITY OFFERING AND PUBLIC OFFERING.

8.01  Community Offering. If less than the total number of shares of Common Stock offered by HoldCo in connection with the Conversion are sold in the Subscription Offering, it is anticipated that remaining shares of Common Stock shall, if practicable, be sold by HoldCo in the Community Offering.

8.02  Preference in Community Offering. In the Community Offering, subject to the terms of any Stock Purchase Agreement, HoldCo may accept, in its sole and absolute discretion, orders received, in the following order of priority, from (i) Employees, (ii) any Standby Purchaser, (iii) the Federal Life 401-K plan, and (iv) Strategic Investors, before accepting orders from the general public; provided, however, that notwithstanding the foregoing, HoldCo may accept such number of orders as are necessary for HoldCo to qualify for listing on the NASDAQ Capital Market.

8.03  Delivery of Offering Materials. A Prospectus and an Order Form shall be furnished to such Persons as FLMHC and HoldCo may select in connection with the Community Offering. Except to the extent provided in any Stock Purchase Agreement with a Standby Purchaser, each order for Common Stock in the Community Offering shall be subject to the absolute right of HoldCo to accept or reject any such order in whole or in part either at the time of receipt of an order or as soon as practicable following completion of the Community Offering. In the event of an oversubscription, subject to the preferences described above, the terms of the Standby Purchase Agreement, and the right of HoldCo to accept or reject, in its sole discretion, any order received in the Community Offering, any available shares will be allocated so as to permit each purchaser whose order is accepted in the Community Offering to purchase, to the extent possible, the lesser of 1,000 shares and the number of shares subscribed for by such person. Thereafter, any shares remaining will be allocated among purchasers whose orders have been accepted but remain unsatisfied on a pro rata basis, provided no fractional shares shall be issued.

8.04  Commencement of Community Offering. HoldCo may commence the Community Offering concurrently with, at any time during, or as soon as practicable after the end of, the Subscription Offering, and the Community Offering must be completed within 45 days after the completion of the Subscription Offering, unless extended by HoldCo.

8.05  Public Offering. HoldCo may sell any shares of Common Stock remaining following the Subscription Offering and Community Offering in a Public Offering, if desired. The provisions of Section 10.01 hereof shall not be applicable to the sales to underwriters for purposes of the Public Offering, but shall be applicable to sales by the underwriters to the public. The price to be paid by the underwriters in such an offering shall be equal to the Purchase Price less an underwriting discount to be negotiated among such underwriters and HoldCo, subject to any required regulatory approval or consent.

8.06  Alternative Offering Procedures. If for any reason a Public Offering of shares of Common Stock not sold in the Subscription Offering and the Community Offering cannot be effected, or if the number of shares of Common Stock remaining to be sold after the Subscription Offering and Community Offering is so small that a Public Offering of those remaining shares would be impractical, HoldCo shall use its best efforts to obtain other purchases in such manner and upon such condition as may be necessary, including without limitation selling shares of Common Stock to any Standby Purchaser as described in Section 9.01 hereof.

ARTICLE 9

STANDBY PURCHASER.

9.01  Sale of Shares to Standby Purchaser. If the aggregate number of shares of Common Stock subscribed for in the Subscription Offering multiplied by the Purchase Price is less than the Maximum of the Valuation Range, then in such event HoldCo may sell shares of Common Stock to Standby Purchasers at the Purchase Price, provided that the total number of shares sold in the Offering multiplied by the Purchase Price do not exceed the Maximum of the Valuation Range. Subject to the terms of any Stock Purchase Agreement, any order submitted by Standby Purchasers in the Community Offering may be accepted by HoldCo prior to accepting any other order received in the Community Offering. The Standby Purchaser has purchased an exchangeable promissory note issued by FLMHC in the principal amount of up to $2,000,000 (the “Exchangeable Note”). The outstanding principal balance of the Exchangeable Note will be converted into shares of Common Stock at the Effective Time at a price per share equal to the Purchase Price. The shares of Common Stock issuable upon conversion of the Exchangeable Note shall be issued outside of the Offering and will have no effect on the number of shares issuable in the Offering.

ARTICLE 10

LIMITATIONS ON SUBSCRIPTIONS AND PURCHASES OF COMMON STOCK.

10.01  Maximum Number of Shares That May be Purchased. The following additional limitations and exceptions shall apply to all purchases of Common Stock in the Offering:

(a)  To the extent that shares are available, no Person may purchase fewer than the lesser of (i) 50 shares of Common Stock or (ii) shares of Common Stock having an aggregate purchase price of $500.00 in the Offering.

(b)  Except for an Officer or director, no employee may purchase more than 50,000 shares of Common Stock in the Offering.

(c)  No Strategic Investor may purchase more than 50,000 shares of Common Stock in the Offering.

(d)  In addition to the other restrictions and limitations set forth herein, except for purchases by a director or Officer, the maximum amount of Common Stock which any Person together with any Affiliate may, directly or indirectly, subscribe for or purchase in the Offering (including without limitation the Subscription Offering and/or Community Offering), shall not exceed 50,000 shares, except that any Standby Purchaser may purchase such number of shares of Common Stock as provided in Section 9.01; and provided further, that any purchase in excess of five percent (5%) of the total shares of Common Stock sold in the Offering must be approved by the Director as otherwise provided under the Illinois Insurance Code. The limit set forth in this section shall not be construed to increase any other purchase limit provided herein. Purchases of shares of Common Stock in the Offering by any Person other than any Standby Purchaser shall not exceed five percent (5%) of the total shares of Common Stock sold in the Offering irrespective of the different capacities in which such person may have received Subscription Rights or other rights or options to place orders for shares of Common Stock under this Plan. The aggregate number of shares purchased in the Offering by the Strategic Investors, employees, the Federal Life 401-K Plan, and the directors and Officers as a group may not exceed 700,000 shares.

(e)  For purposes of the foregoing limitations and the determination of Subscription Rights, (i) directors, Officers, and Employees shall not be deemed to be Affiliates or a group acting in concert solely as a result of their capacities as such, (ii) shares of Common Stock purchased by any plan participant in any tax-qualified retirement account using personal funds or funds held in any tax-qualified retirement account (including, for avoidance of doubt, the Federal Life 401-K Plan) pursuant to the exercise of Subscription Rights granted to such plan participant in his individual capacity as an Eligible Member or as a director or Officer and/or purchases by such plan participant in the Community Offering in such plan participant’s capacity as an employee, director or Officer shall not be deemed to be purchases by the tax-qualified retirement account for purposes of calculating the maximum amount of Common Stock that the tax-qualified retirement account may purchase, but shall count towards the individual limitations on purchases set forth in this Plan, and (iii) no Person shall be deemed to be an Affiliate of any Standby Purchaser.

(f)  HoldCo may increase or decrease any of the purchase limitations set forth herein at any time; provided that in no event shall the maximum purchase limitation applicable to Eligible Members be less than the maximum purchase limitation percentage applicable to any other class of subscribers or purchasers in the Offering other than the directors and Officers and any Standby Purchaser. In the event that either an individual or aggregate purchase limitation is increased after commencement of the Offering, any Person who ordered the maximum number of shares of Common Stock shall be permitted to purchase an additional number of shares such that such Person may subscribe for or order the then maximum number of shares permitted to be subscribed for or ordered by such Person, subject to the rights and preferences of any person who has priority rights to purchase shares of Common Stock in the Offering. In the event that either an individual or the aggregate purchase limitation is decreased after commencement of the Offering, the orders of any Person who subscribed for or submitted an order for the maximum number of shares of Common Stock shall be decreased by the minimum amount necessary so that such Person shall be in compliance with the then maximum number of shares permitted to be subscribed for or ordered by such Person.

(g)  Each Person who purchases Common Stock in the Offering shall be deemed to confirm that such purchase does not conflict with the purchase limitations under this Plan or otherwise imposed by law. FLMHC shall have the right to take any action as it may, in its sole discretion, deem necessary, appropriate or advisable in order to monitor and enforce the terms, conditions, limitations and restrictions contained in this Section and elsewhere in this Plan and the terms, conditions and representations contained in the Order Form, including, but not limited to, the absolute right of FLMHC and HoldCo to reject, limit or revoke acceptance of any order and to delay, terminate or refuse to consummate any sale of Common Stock that they believe might violate, or is designed to, or is any part of a plan to, evade or circumvent such terms, conditions, limitations, restrictions and representations. Any such action shall be final, conclusive and binding on all Persons, and HoldCo and FLMHC shall be free from any liability to any Person on account of any such action.

ARTICLE 11

TIMING OF THE OFFERINGS, MANNER OF

PURCHASING COMMON STOCK AND ORDER FORMS.

11.01  Commencement of the Offering. The exact timing of the commencement of the Offering shall be determined by HoldCo in consultation with any financial advisory or investment banking firm retained by it in connection with the Offering. HoldCo may consider a number of factors in determining the exact timing of the commencement of the Offering, including, but not limited to, its pro forma current and projected future earnings, local and national economic conditions and the prevailing market for stocks in general and stocks of insurance companies in particular. HoldCo shall have the right to withdraw, terminate, suspend, delay, revoke or modify the Offering at any time and from time to time, as it in its sole discretion may determine, without liability to any Person, subject to any necessary regulatory approval or concurrence.

11.02  Right to Reject Orders. Subject to the terms of any Stock Purchase Agreement, FLMHC and HoldCo shall have the absolute right, in their sole discretion and without liability to any Person, to reject any Order Form, including, but not limited to, any Order Form that is (i) improperly completed or executed, (ii) not timely received, (iii) not accompanied by the proper payment, or (iv) submitted by a Person whose representations FLMHC or HoldCo believes to be false or who it otherwise believes, either alone, or acting in concert with others, is violating, evading or circumventing, or intends to violate, evade or circumvent, the terms and conditions of this Plan. HoldCo and FLMHC may, but will not be required to, waive any irregularity on any Order Form or may require the submission of corrected Order Forms or the remittance of full payment for shares of Common Stock by such date as FLMHC and HoldCo may specify. The interpretation of FLMHC and HoldCo of the terms and conditions of the Order Forms shall be final and conclusive. Once HoldCo receives an Order Form, the order shall be deemed placed and will be irrevocable; provided, however, that no Order Form shall be accepted until the Prospectus has been filed with the SEC and mailed or otherwise made available to the Persons entitled to Subscription Rights in the Offering, and any Order Form received prior to that time shall be rejected and no sale of Common Stock shall be made in respect thereof.

11.03  Policyholders Outside the United States. HoldCo shall make reasonable efforts to comply with the securities laws of all jurisdictions in the United States in which Persons entitled to subscribe reside. However, HoldCo has no obligation to offer or sell shares to any Person under the Plan if such Person resides in a foreign country or in a jurisdiction of the United States with respect to which (i) there are few Persons otherwise eligible to subscribe for shares under this Plan who reside in such jurisdiction, (ii) the granting of Subscription Rights or the offer or sale of shares of Common Stock to such Persons would require HoldCo or its directors, Officers or employees, under the laws of such jurisdiction, to register as a broker or dealer, salesman or selling agent or to register or otherwise qualify the Common Stock for sale in such jurisdiction, or HoldCo would be required to qualify as a foreign corporation or file a consent to service of process in such jurisdiction, or (iii) such registration or qualification in the judgment of HoldCo would be impracticable or unduly burdensome for reasons of cost or otherwise.

ARTICLE 12

PAYMENT FOR COMMON STOCK.

12.01  Purchase Price for Shares. Payment for shares of Common Stock ordered by Persons in the Offering shall be equal to the Purchase Price per share multiplied by the number of shares that are being ordered. Payment for shares subscribed for or ordered in the Subscription Offering or the Community Offering shall be made by bank draft, check, or money order at the time the Order Form is delivered to HoldCo, or in HoldCo’s sole and absolute discretion by delivery of a wire transfer of immediately available funds. Payment for all shares of Common Stock subscribed for must be received in full and collected by HoldCo or by any subscription agent engaged by HoldCo. All subscription payments will be deposited by HoldCo in an escrow account at a bank designated by HoldCo and FLMHC and any wire transfers will be delivered directly to such escrow account. Payment for shares ordered by a Standby Purchaser or through a broker-dealer or underwriter in the Community Offering or any Public Offering may be made by delivery of a wire transfer of immediately available funds to such escrow account.

12.02  Shares Nonassessable. Each share of Common Stock issued in the Offering shall be nonassessable upon payment in full of the Purchase Price.

ARTICLE 13

CONDITIONS of THE OFFERING

13.01  Closing Conditions. Consummation of the Offering is subject to (i) the receipt of all required federal and state approvals for the issuance of Common Stock in the Offering, (ii) approval of the Plan by the members of FLMHC as provided in Section 59.1(4)(c)(i) of the Conversion Act, and (iii) the sale in the Offering (including any shares sold to a Standby Purchaser) of such minimum number of shares of Common Stock within the Valuation Range as may be determined by the Board of Directors of FLMHC.

ARTICLE 14

APPROVAL BY ELIGIBLE MEMBERS

14.01  Special Meeting.

(a)  After the approval of the Application by the Director, FLMHC shall hold a special meeting of Eligible Members to vote on this Plan of Conversion (the “Special Meeting”). At the Special Meeting, each Eligible Member shall be entitled to vote on a single proposal (the “Proposal”) to (i) adopt and approve this Plan of Conversion and the other transactions contemplated by this Plan of Conversion, and (ii) amend and restate the articles of incorporation of FLMHC to read in the form attached as Exhibit A (the “Amended and Restated Articles of Incorporation”). The number of votes that each Eligible Member is entitled to cast at the Special Meeting shall be governed by the Bylaws of FLMHC.

(b)  Adoption of this Plan of Conversion and the Amended and Restated Articles of Incorporation, pursuant to Section 59.1(4)(c)(i) of the Illinois Insurance Code, is subject to the approval of at least two-thirds of the votes cast by Eligible Members in person or by proxy at the Special Meeting.

14.02  Notice of the Special Meeting.

(a)  FLMHC shall mail notice of the Special Meeting in a form satisfactory to the Department (the “Notice of Special Meeting”). The Notice of Special Meeting shall be mailed within forty-five (45) days following the Director’s approval of this Plan of Conversion. Such notice shall inform each Eligible Member of such Eligible Member’s right to vote upon the Proposal and the place, the day, and the hour of the Special Meeting. Such notice and other materials set forth in Sections 14.02(b) shall be mailed by first class or priority mail or an equivalent of first class or priority mail, to the last-known address of each Eligible Member as it appears on the Federal Life Records, at least thirty (30) days prior to the date of the Special Meeting, and shall be in a form satisfactory to the Director.

Beginning on the date that the first Notice of Special Meeting is mailed pursuant to Section 14.02(a) and continuing until the Plan Effective Date, FLMHC shall also make available at its statutory home office located at 3750 Deerfield Road, Riverwoods, Illinois, 60015, during regular business hours, copies of the Notice of Special Meeting, this Plan of Conversion and its Exhibits, each in its entirety, for inspection by Eligible Members.

(b)  The Notice of the Special Meeting shall be accompanied by information relevant to the Special Meeting, including a copy or summary of this Plan of Conversion, a form of proxy allowing the Eligible Members to vote for or against the Plan of Conversion, a policyholder information statement regarding this Plan of Conversion, and such other explanatory information that the Director approves or requires, all of which shall be in a form satisfactory to the Director. With the prior approval of the Director, FLMHC may also send supplemental information relating to this Plan of Conversion to Eligible Members either before or after the date of the Special Meeting.

ARTICLE 15

THE CONVERSION

15.01  Effect on FLMHC. On the Plan Effective Date, FLMHC shall be converted from a mutual insurance holding company into a stock insurance holding company in accordance with Section 59.1 and the closing of the Offering shall occur in accordance with this Plan of Conversion. Under the terms of this Plan of Conversion, HoldCo will acquire all of the FLMHC Shares. HoldCo thereupon will become the sole shareholder of FLMHC and will have all the rights, privileges, immunities and powers and will be subject to all of the duties and liabilities to the extent provided by law of a shareholder of a corporation organized under the laws of the State of Illinois.

15.02  Effect on Existing Policies.

(a)  Any Policy In Force on the Plan Effective Date will remain In Force under the terms of such Policy, except that the following rights, to the extent they existed in FLMHC, shall be extinguished on the Plan Effective Date:

(i)  any voting rights of the policyholder provided under or as a result of the Policy;

(ii)  any right to share in the surplus of FLMHC, except as provided in Section 15.02(b).

(b)  Except as otherwise provided in Section 15.02(c), an Owner of a participating Policy In Force on the Plan Effective Date will continue to have a right to receive policyholder dividends as provided in the participating Policy, if any, consistent with Federal Life’s dividend principles and policies practice prior to the Plan Effective Date. Nothing in this Plan shall be construed to guarantee the future payment of any policy dividend for any Policy, whether issued by Federal Life prior to the Plan Effective Date or after the Plan Effective Date. Policy dividends may increase or decrease. The declaration and crediting of future policy dividends, if any, shall remain within the sole discretion of the Board of Directors of Federal Life, except as provided by law. Federal Life may modify the dividend principles and policy in effect on June 1, 2015, with the approval of the Director.

(c)  Except for life insurance policies, guaranteed renewable accident and health policies and non-cancellable accident and health policies, after the Plan Effective Date Federal Life may issue the Owner a nonparticipating Policy as a substitute for the participating Policy upon the renewal date of any Policy.

15.03  Closed Block of Participating Policies. Federal Life believes that the size of the block of Policies in Force on the Adoption Date that are participating policies and eligible to receive dividends is insignificant and that the reserve supporting such policies is adequate to continue to support Federal Life’s obligations under such Policies. Accordingly, subject to the Director’s approval of this Plan, Federal Life does not intend to establish a closed block for such policies.

15.04  Filing of Plan of Conversion and Amended and Restated Articles. As soon as practicable following (i) the receipt of the Decision and Order, (ii) the Director’s determination that all conditions to such approval contained in the Decision and Order have been satisfied, except for those conditions required by the Decision and Order to be satisfied after the Plan Effective Date and with respect to which the Director has received commitments, acceptable to the Director, from FLMHC and/or HoldCo to satisfy after the Plan Effective Date, (iii) the adoption of this Plan of Conversion and the Amended and Restated Articles of Incorporation by the Eligible Members as provided in this Plan of Conversion, and (iv) the satisfaction or waiver of all of the conditions contained in this Plan of Conversion, FLMHC shall file with the Director (A) the minutes of the Special Meeting, (B) a certificate of the Secretary of FLMHC setting forth the results of the vote on the Plan of Conversion and the Amended and Restated Articles of Incorporation and certifying as to whether or not it was approved by not less than two-thirds of the votes cast by the Eligible Members voting in person or by proxy at the Special Meeting, and (C) the Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws of FLMHC (the filing described in clauses (A), (B) and (C) above, the “Effective Date Filing”).

15.05  Effectiveness of Plan of Conversion.

(a)  The “Plan Effective Date” of the Plan of Conversion shall be the date and time as of which all of the following steps have been completed:  (i) the Plan of Conversion has been approved by the Director, (ii) the Eligible Members have approved the Plan of Conversion by the requisite vote, (iii) the Amended and Restated Articles of Incorporation have been duly adopted, (iv) the Effective Date Filing shall have been made by FLMHC, and (v) the Articles of Incorporation of HoldCo have been filed with the Illinois Secretary of State. Subsequent to the Plan Effective Date, the bylaws of FLMHC shall be substantially in the form attached hereto as Exhibit B (the “Amended and Restated Bylaws”). This Plan of Conversion shall be deemed to have become effective at the Effective Time.

(b)  At the Effective Time:

(i)  FLMHC shall by operation of Section 59.1 of the Illinois Insurance Code become a stock insurance holding company;

(ii)  the Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws shall without further action become effective; and

(iii)  all of the Membership Interests shall be extinguished.

(c)  On the Plan Effective Date:

(i)  FLMHC shall issue all of the authorized FLMHC Shares to HoldCo, representing all of the issued and outstanding common stock of FLMHC; and

(ii)  HoldCo shall issue shares of Common Stock to Persons whose subscriptions and orders were accepted in the Offering.

15.06  Tax Considerations. This Plan of Conversion shall not become effective and the Conversion shall not occur unless, on or prior to the Plan Effective Date, FLMHC shall have received a favorable opinion of Stevens & Lee, P.C., special counsel to FLMHC, or other nationally-recognized independent tax counsel to FLMHC, dated as of the Plan Effective Date, addressed to the Board and in form and substance satisfactory to FLMHC, which, notwithstanding any qualifications expressed therein, is substantially to the effect that FLMHC will not recognize any gain or loss for U.S. federal income tax purposes as a result of the Conversion.

ARTICLE 16

POLICIES

16.01  Policies.

(a)  For the purposes of this Plan of Conversion, the term “Policy” means each insurance policy and annuity contract that has been issued or will be issued or assumed through assumption reinsurance, if any, by Federal Life.

(b)  The following policies and contracts shall be deemed not to be Policies for purposes of this Plan of Conversion:

(i)  any reinsurance assumed by Federal Life as a reinsurer on an indemnity basis (but assumption certificates may constitute Policies if they otherwise fall within the definition of Policies as provided in Section 16.01(a));

(ii)  all administrative services agreements; and

(iii)  any policy or contract issued by Federal Life and ceded to another insurance company through assumption reinsurance.

16.02  Determination of Ownership. Unless otherwise stated herein, the Owner of any Policy as of any date shall be determined on the basis of the Federal Life Records as of such date in accordance with the following provisions:

(a)  the Owner shall be the owner of the Policy as shown on the Federal Life Records;

(b)  an additional insured under a Policy shall not be an Owner of the Policy and shall not be a Member;

(c)  except as otherwise set forth in this Section 16.02, the identity of the Owner of a Policy shall be determined without giving effect to any interest of any other Person in such Policy;

(d)  in any situation not expressly covered by the foregoing provisions of this Section 16.02, the owner of the Policy, as reflected on the Federal Life Records, and as determined in good faith by FLMHC, shall conclusively be presumed to be the Owner of such Policy for purposes of this Section 16.02, and except for administrative errors, FLMHC shall not be required to examine or consider any other facts or circumstances;

(e)  the mailing address of an Owner as of any date for purposes of this Plan of Conversion shall be the Owner’s last known address as shown on the Federal Life Records as of such date;

(f)  in no event may there be more than one Owner of a Policy, although more than one Person may constitute a single Owner. If a Person owns a Policy with one or more other Persons, they will constitute a single Owner with respect to the Policy; and

(g)  any dispute as to the identity of the Owner of a Policy or the right to vote shall be resolved in accordance with the foregoing and such other procedures as FLMHC may determine. Any determinations made by FLMHC shall be conclusive as between FLMHC and any Owner of a Policy or any other Person with an interest therein but shall not preclude any actions among such Persons.

16.03  In Force.

(a)  A Policy shall be deemed to be in force (“In Force”) as of any date if, as shown in the Federal Life Records:

(i)  the Policy has been issued or coverage has been bound by Federal Life or assumed by Federal Life through assumption reinsurance as of such date; and

(ii)  such Policy has not expired, cancelled, non-renewed or otherwise terminated, provided that a Policy shall be deemed to be In Force after lapse for nonpayment of premiums until expiration of any applicable grace period (or similar period however designated in such Policy) during which the Policy is in full force for its basic benefits.

(b)  The date of expiration, cancellation or termination of a Policy shall be as shown on the Federal Life Records.

(c)  A Policy shall not be deemed to be In Force as of a given date if the Policy is returned to Federal Life and all premiums are refunded within thirty (30) days of such date.

(d)  Any dispute as to whether a Policy is In Force shall be resolved in accordance with the foregoing.

ARTICLE 17

SUBSEQUENT POLICYHOLDERS

17.01  Notice to Subsequent Policyholders. Upon the issuance of a Policy that becomes effective after the Adoption Date and before the Plan Effective Date (excluding renewals of Policies In Force on the Adoption Date), Federal Life shall send to the Owner of such Policy (a “Subsequent Policyholder”) a written notice regarding this Plan of Conversion in accordance with 215 ILCS 5/59.1(10). Such notice shall specify such Subsequent Policyholder’s right to rescind such Policy as provided in Section 17.02 within forty-five (45) days after the Plan Effective Date and shall be accompanied by a copy or summary of this Plan of Conversion. The form of such notice shall be filed with and approved by the Director.

17.02  Option to Rescind. Each Subsequent Policyholder shall be entitled to rescind his Policy and receive a full refund of any amounts paid for the Policy within ten (10) days after the receipt by Federal Life of the notice of rescission by such Subsequent Policyholder. No Subsequent Policyholder, the estate of such Subsequent Policyholder, or any beneficiary under such policy that has made or filed a claim under a Policy will be entitled to rescission or refund of any premiums paid for such policy. If a Subsequent Policyholder rescinds its Policy pursuant to the right described in this Section 17.02, such Subsequent Policyholder, the estate of such Subsequent Policyholder, or any beneficiary under such policy will have no insurance coverage under such Policy and may not make or file a claim under such Policy.

ARTICLE 18

OFFICERS AND BOARD OF DIRECTORS

18.01  Directors. Each of the members of FLMHC’s Board immediately prior to the Effective Time shall remain as a director of FLMHC as of the Effective Time, and thereafter, HoldCo, as the sole shareholder of FLMHC, shall have the right to elect the directors of FLMHC.

18.02  Officers. The officers of FLMHC immediately prior to the Effective Time shall serve as officers of FLMHC after the Effective Time until new officers are duly elected pursuant to the Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws.

ARTICLE 19

ADDITIONAL PROVISIONS

19.01  Continuation of Corporate Existence. Upon the conversion of FLMHC to a stock insurance holding company in accordance with the terms of this Plan of Conversion and the provisions of Section 59.1(11):

(a)  the corporate existence of FLMHC as a mutual insurance holding company shall be continued in FLMHC’s corporate existence as a stock insurance holding company;

(b)  all the rights, franchises and interests of FLMHC as a mutual insurance holding company in and to every type of property, real, personal and mixed, and things in action thereunto belonging, shall be deemed transferred to and vested in FLMHC as a stock insurance holding company without any deed or transfer;

(c)  FLMHC (as converted to a stock insurance holding company) shall be deemed to have assumed all the obligations and liabilities of FLMHC (as the former mutual insurance holding company);

(d)  Except to the extent any surplus note or other convertible instrument is converted to shares of HoldCo common stock in accordance with its terms, all outstanding surplus notes, guaranty fund interests or other surplus debentures issued by Federal Life prior to the Effective Time shall remain in full force and effect following the Conversion.

19.02  Conflict of Interest. No director, officer, agent or employee of FLMHC, or any of its subsidiaries or affiliates or any other person shall receive any fee, commission or other valuable consideration whatsoever, other than his or her usual regular salary and compensation, for in any manner aiding, promoting or assisting in the transactions contemplated by this Plan of Conversion; provided, that FLMHC may pay reasonable fees and compensation to attorneys, accountants and actuaries for services performed in the independent practice of their professions, even if such attorney, accountant or actuary is also a director or agent of FLMHC or any of its subsidiaries.

19.03  Registration of Shares; Listing of Shares on Stock Exchange.

HoldCo shall register the Common Stock pursuant to the Securities Exchange Act of 1934, as amended. HoldCo shall use its best efforts to (i) encourage and assist a market maker to establish and maintain a market for that class of stock and (ii) list that class of stock on a national or regional securities exchange or to have quotations for that class of stock disseminated on The Nasdaq Stock Market.

19.04  Restrictions on Transfer of Common Stock.

(a)  All shares of the Common Stock which are purchased in the Offering by Persons other than directors and officers of FLMHC shall be transferable without restriction. Shares of Common Stock purchased by directors and officers of FLMHC in the Offering shall be subject to the restriction that such shares shall not be sold for a period of one year following the date of purchase. The shares of Common Stock issued by HoldCo to officers and directors of FLMHC shall bear the following legend giving appropriate notice of such one year restriction:

The shares represented by this Certificate may not be sold by the registered holder hereof for a period of one year from the date of the issuance printed hereon. This restrictive legend shall be deemed null and void after one year from the date of this Certificate.

(b)  In addition, HoldCo shall give appropriate instructions to the transfer agent for its Common Stock with respect to the applicable restrictions relating to the transfer of restricted stock. Any shares issued at a later date as a stock dividend, stock split or otherwise with respect to any such restricted stock shall be subject to the same holding period restrictions as may then be applicable to such restricted stock.

(c)  The foregoing restriction on transfer shall be in addition to any restrictions on transfer that may be imposed by federal and state securities laws.

19.05  No Preemptive Rights. No Member or other Person shall have any preemptive right to acquire FLMHC shares in connection with this Plan of Conversion.

19.06  Amendment or Withdrawal of Plan of Conversion.

(a)  At any time prior to the Plan Effective Date, FLMHC may, by resolution of not less than two-thirds of the Board, amend or withdraw this Plan of Conversion (including the Exhibits hereto). Any amendment shall require the written consent of the Director. No amendment may change the Plan of Conversion after its approval by the Eligible Members in a manner that the Director determines is material unless the Plan of Conversion, as amended, is submitted for reconsideration by the Eligible Members of FLMHC pursuant to the provisions of Sections 14.01 and 14.02. No amendment may change the Adoption Date of the Plan of Conversion.

(b)  After the Plan Effective Date, the Amended and Restated Articles of Incorporation adopted pursuant to this Plan of Conversion may be amended pursuant to the provisions of such articles of incorporation, the Illinois Insurance Code and the statutory provisions generally applicable to the amendment of the articles of incorporation of insurance holding companies, or such other statutory provisions as may be applicable at the time of the amendment.

19.07  Corrections. Prior to the Plan Effective Date, FLMHC, with the prior consent of the Director, may make such modifications as are appropriate to correct errors, cure ambiguities, clarify existing items or make additions to correct manifest omissions in this Plan of Conversion or any exhibits hereto.

19.08  Notices. If FLMHC complies substantially and in good faith with the notice requirements of Section 59.1 of the Illinois Insurance Code with respect to the giving of any required notice to Members, the failure of FLMHC to give any Member any required notice does not impair the validity of any action taken under Section 59.1 of the Illinois Insurance Code.

19.09  Limitation of Actions. Any action or proceeding challenging the validity of or arising out of acts taken or proposed to be taken pursuant to Section 59.1 of the Illinois Insurance Code shall be commenced within 30 days after the Plan Effective Date. No Person shall have any rights or claims against FLMHC or its Board based upon the withdrawal or termination of this Plan of Conversion.

19.10  Costs and Expenses. All the costs and expenses related to the Plan of Conversion, including the costs of outside advisors and consultants of the regulatory agencies, shall be borne, directly or indirectly, by FLMHC or its subsidiaries.

19.11  Headings. Article and Section headings contained in this Plan of Conversion are for convenience only and shall not be considered in construing or interpreting any of the provisions hereof.

19.12  Governing Law. The Plan of Conversion shall be governed by and construed in accordance with the laws of the State of Illinois, without regard to such State’s principles of conflicts of law.

19.13  Limitation on Acquisition of Shares of Common Stock. In accordance with Section 59.1(6)(i) of the Conversion Act, no person or group of persons acting in concert may acquire more than 5% of the outstanding shares of Common Stock, through a public offering or subscription rights, for a period of five (5) years after the Effective Time without the prior approval of the Director.

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IN WITNESS WHEREOF, FLMHC by authority of its Board, has caused this Plan of Conversion to be duly executed as of the day and year first above written.

Federal Life Mutual Holding Company

By:	/s/ William S. Austin
Name: William S. Austin
Title: President

AMENDMENT TO

PLAN OF CONVERSION

OF

FEDERAL LIFE MUTUAL HOLDING COMPANY

Under Section 59.1 of the
Illinois Insurance Code, 215 ILCS 5/59.1

As Approved on August 16, 2018
by the Board of Directors

AMENDMENT TO

PLAN OF CONVERSION

OF

FEDERAL LIFE MUTUAL HOLDING COMPANY

Under Section 59.1 of the
Illinois Insurance Code, 215 ILCS 5/59.1

The Board of Directors (the “Board”) of Federal Life Mutual Holding Company (“FLMHC”) adopted a Plan of Conversion on March 8, 2018 (the “Plan”). This Amendment to the Plan of Conversion was approved and adopted by the Board by at least two-thirds of the members of the Board of Directors, at a meeting duly called and held on August 16, 2018. Capitalized terms used herein without definition have the meaning set forth in the Plan.

1.	Section 5.04 of the Plan is amended and restated to read as follows:

“5.04 Number of Shares of Common Stock to be Sold. RP Financial will submit to FLMHC the Appraised Value as of December 22, 2017. If the Gross Proceeds of the Offering do not equal or exceed the Minimum of the Valuation Range, then FLMHC may cancel the Offering and terminate this Plan, establish a new Valuation Range and extend, reopen or hold a new Offering, or take such other action as it deems to be reasonably necessary.”

2.	Section 9.01 of the Plan is amended and restated to read as follows:

“9.01 Sale of Shares to Standby Purchaser. If the aggregate number of shares of Common Stock subscribed for in the Subscription Offering multiplied by the Purchase Price is less than the Maximum of the Valuation Range, then in such event HoldCo may sell shares of Common Stock to Standby Purchasers at the Purchase Price, provided that the total number of shares sold in the Offering multiplied by the Purchase Price do not exceed the Maximum of the Valuation Range. Subject to the terms of any Stock Purchase Agreement, any order submitted by Standby Purchasers in the Community Offering may be accepted by HoldCo prior to accepting any other order received in the Community Offering. The Standby Purchaser has purchased an exchangeable promissory note issued by FLMHC in the principal amount of up to $2,000,000 (the “Exchangeable Note”). The outstanding principal balance of the Exchangeable Note will be converted into shares of Common Stock at the Effective Time at a price per share equal to the Purchase Price. The shares of Common Stock issuable upon conversion of the Exchangeable Note shall be counted towards the number of shares purchased by the Standby Purchasers and included in the number of shares issuable in the Offering.”

1

IN WITNESS WHEREOF, FLMHC by authority of its Board, has caused this Amendment to Plan of Conversion to be duly executed as of this August 16, 2018.

Federal Life Mutual Holding Company

By:	/s/ William S. Austin
Name: William S. Austin
Title: President

2

Final, As Adopted

SECOND AMENDMENT TO

PLAN OF CONVERSION

OF

FEDERAL LIFE MUTUAL HOLDING COMPANY

Under Section 59.1 of the
Illinois Insurance Code, 215 ILCS 5/59.1

As Approved on October 4, 2018
by the Board of Directors

SECOND AMENDMENT TO

PLAN OF CONVERSION

OF

FEDERAL LIFE MUTUAL HOLDING COMPANY

Under Section 59.1 of the
Illinois Insurance Code, 215 ILCS 5/59.1

The Board of Directors (the “Board”) of Federal Life Mutual Holding Company (“FLMHC”) adopted a Plan of Conversion on March 8, 2018, as subsequently amended on August 16, 2018 (as amended, the “Plan”). This Second Amendment to the Plan of Conversion was approved and adopted by unanimous written consent of the Board of Directors, effective October 4, 2018. Capitalized terms used herein without definition have the meaning set forth in the Plan.

1.	Section 15.02(b) of the Plan is amended by adding the following language at the end of the existing text:

“Federal Life shall increase the dividend scale, if experience warrants, using the dividend criteria that were in effect on June 1, 2015. In addition, Federal Life shall include a discussion of the dividend scale assumption review in its annual Actuarial Opinion and Memorandum for the Dividend Paying Block submitted to the Illinois Department of Insurance.“

IN WITNESS WHEREOF, FLMHC by authority of its Board has caused this Second Amendment to Plan of Conversion to be duly executed as of this October 4, 2018.

Federal Life Mutual Holding Company

By:	/s/ William S. Austin
Name: William S. Austin
Title: President

1